Exhibit 10(w)

June 5, 2008

PERSONAL AND CONFIDENTIAL

Mr. Matthew Murphy

Dear Matt,

I refer to recent discussions in relation and write to confirm the basis on which you (“Murphy”) will be seconded from Material Sciences Corporation (“MSC”) to Material Sciences (Shanghai) Trading Co., Ltd. The terms and conditions outlined in this letter of understanding (“Agreement”) will be in effect only for the period of your employment on this assignment.

1.	Employment and Duties.

You will be seconded from US Company, based in Elk Grove Village, IL to Material Sciences (Shanghai) Trading Co., Ltd based in Shanghai, China, in the role of Vice President – China Sales & Marketing reporting to the MSC Chief Executive Officer. In such capacity, you will perform such duties in relation to the business of Material Sciences Corporation and any affiliates of Material Sciences Corporation as may from time to time be assigned to you by senior management of Material Sciences Corporation or Material Sciences (Shanghai) Trading Co., Ltd. You shall travel to other locations at such times as may be appropriate for the performance of your duties under this Agreement. In the event this international assignment is extended or a new assignment occurs, a new agreement shall be executed. The new agreement will take into account the conditions that exist at the newly contemplated assignment location. You are subject to reassignment to any of the Material Sciences Corporation locations throughout the world. Such reassignment will depend on the future needs of Material Sciences Corporation.

During your international assignment, you shall have any authority to negotiate on behalf Material Sciences Corporation, to modify or accept contracts on behalf of Material Sciences Corporation, to otherwise bind Material Sciences Corporation to any contract with any third party and to conduct any business in the name of or on behalf of Material Sciences Corporation.

2.	Term.

This assignment will begin June 7, 2008 and shall continue for a period of up to three (3) years, unless sooner terminated by either party upon thirty days prior written notice. In the event MSC provides notice to Murphy, and Murphy’s spouse is still employed in China as an expatriate, MSC in its notice to Murphy will provide six (6) months forewarning of the anticipated end of assignment date.

Regardless of any statement contained in this Agreement, Material Sciences Corporation shall have the right to terminate your employment at any time for “Cause” as defined in section 8, upon thirty days prior written notice to you. The term of assignment may be extended by mutual agreement of the parties. Please note that all benefits provided in this Agreement cease upon your return to the United States.

During any period that you are on assignment outside of China, this Agreement and your employment by Material Sciences Corporation are subject to the proper and timely processing of passport, visa, work permit and other related documents, as well as medical and host country government clearances, required of you in connection with such international assignment.

3.	Compensation.

The elements of this Agreement are based on MSC’s policies and prior discussions with you, but may change at MSC’s discretion.

3.1	Base Salary.

Effective March 1, 2008 your base salary will be $220,000.00 [U.S.] per annum. Once you are relocated to Shanghai, you will be paid by Material Sciences Corporation and by Material Sciences (Shanghai) Trading Co., Ltd. on a “split” payroll basis; 60% through the Material Sciences (Shanghai) Trading Co., Ltd. FESCO and 40% Material Sciences Corporation U.S. payroll. Your base salary shall be payable in accordance with MSC’s customary payroll practices but in no event less often than monthly. Your performance evaluation and salary review will follow MSC’s normal review cycle.

3.2	Applicable Bonuses.

Bonus: your participation will be at the 40% level of base level under the MSC Management Incentive Plan (MIP). Bonuses will be paid on the “split” payroll basis.

Long Term Incentives (LTI): your participation will be at the discretion of the MSC Board of Directors.

Assignment Bonus: you will receive an annual assignment bonus of $20,000.00 (less applicable taxes and withholdings) paid after each 12 months on assignment. Partial years will be prorated. This bonus will be paid out of the U.S. payroll.

3.3	Pre-transfer Trip Expenses.

Material Sciences Corporation has paid expenses related to a pre-assignment visit to Shanghai for you and your spouse not to exceed five consecutive business days (or seven consecutive calendar days), as long as the expenses comply with Material Sciences Corporation travel guidelines. The pre-assignment visit should be scheduled to coincide with business purposes. The purpose of this trip was to investigate and secure primary residence housing and determine which of your furnishings and household items will be suitable for shipment to your new location.

3.4	Goods & Services Differential (“G&SD”).

A G&SD will be paid to you at a quarterly rate $8000.00 [U.S.] and will be paid in accordance with MSC’s customary payroll practices, beginning with the payroll cycle once you have relocated to Shanghai, net of applicable taxes and other required withholding. Your G&SD will be reviewed at the beginning of each quarter and will be adjusted (up or down) to reflect the then-current G&SD provided by the consulting firm of KPMG. This provision will be paid out of the U.S. payroll.

3.5	Expenses.

You shall be reimbursed for all reasonable business expenses incurred in the performance of your duties pursuant to this Agreement to the extent such expenses are substantiated in writing and are consistent with the policies of MSC relating to the reimbursement of expenses.

3.6	Other Benefits.

You shall be entitled to participate in all available Material Sciences Corporation employee benefit plans while on assignment in Shanghai. Plan provisions will dictate your inclusion or exclusion in such plans.

In addition, you will have coverage in the General Motor’s benefit plans for medical, dental and prescription drug provided in conjunction with your spouse’s assignment with General Motors in Shanghai. In the event the General Motor’s coverage becomes unavailable to you and/or your spouse, MSC will make provisions to provide similar coverage to the extent that coverage is available and such coverage has a similar cost to MSC plans provided employees in the United States.

3.7	Shanghai Housing.

You will be provided with suitable housing consistent with the local market, including furniture rental as needed and basic utilities (electricity, gas and/or heating oil, water, trash disposal, and telephone installation charges but not ongoing telephone charges) to a maximum cost of $6600.00 [U.S.] per month. Standard house upkeep such as house cleaning will be at your personal expense. Your Shanghai housing allowance will commence upon the beginning date of the lease in Shanghai. The lease will be entered into between MSC and the leasing company/agent.

3.8	Taxes.

While on assignment, you will be responsible for an amount that will be approximately the equivalent of the income tax and social security that you would have paid had you remained in your United States location. This amount is called “home theoretical tax”. Where withholding is required, home theoretical tax will be calculated and deducted from your MSC compensation (including, but not limited to, base salary, annual incentive, stock option proceeds or other awards under MSC’s equity programs). In all instances you will ultimately be held responsible for a U.S. theoretical tax.

After your tax returns are prepared, your tax obligation will be recomputed to reflect the actual facts for the year (“Final Tax Obligation”) and the difference between the taxes you have paid for the tax year and the Final Tax Obligation (your “Tax Equalization Settlement”) will be settled promptly thereafter. Because withholdings may not have been at the level you are actually responsible for paying under the China location and U.S. tax laws or withholdings were not required to be made by Material Sciences Corporation at time of payment or exercise, you may be responsible for paying additional taxes based upon your Tax Equalization Settlement. Conversely, if it is determined in your Tax Equalization Settlement that taxes in excess of your actual obligation under the China location and US tax laws were withheld, the excess amount will be returned to you.

You will be required to comply with all laws regarding the filing of any required income tax returns. You will be responsible and liable for the submission of host and home country tax returns. To assist you in this regard, Material Sciences Corporation will designate a tax preparer (“Tax Preparer”) and pay for the preparation of required tax returns and Tax Equalization Settlement calculations for you for all tax years affected by the International Assignment. You are responsible for providing the Tax Preparer with complete and timely submission of tax data. You will be responsible for penalties, interest or increased Tax Preparer fees that arise if you do not provide the Tax Preparer with this information in a timely manner.

If your spouse is required to file a non-MSC employment related tax return, MSC will not be responsible for those tax preparation expenses.

For purposes of the Material Sciences Corporation tax equalization policy, all calculations will be prepared and approved by the designated Tax Preparer. Further, you will allow the Tax Preparer to provide sufficient information relating to your tax returns to Material Sciences Corporation for the sole purpose of completing the tax equalization process.

3.9	Travel Expenses.

Material Sciences Corporation will reimburse air travel and incidental travel expenses for you and your accompanying spouse to travel to Shanghai upon the start of your assignment and from Shanghai to United States at the end of your assignment. Reimbursement will follow the MSC travel policy in effect at the time of travel.

3.10	Disturbance Allowance.

To cover any incremental miscellaneous expenses you may incur in connection with your international assignment MSC will pay you a one-time disturbance allowance of $20,000.00 [U.S.], net after taxes and other required withholdings. Such expenses might include, but are not limited to: banking fees, China driver’s license, luggage, the conversion or purchase of electrical appliances, the connection or disconnection of utility services and purchase of draperies. This payment will be delivered to Murphy, at his discretion, in either two (2) lump sum payments or incorporated in his monthly payroll payments. This provision will be paid out of the U.S. payroll.

3.11	Moving and Storage.

MSC will reimburse moving expenses, surface shipment of up to one 40-foot container load and an air shipment of up to 2000 pounds net weight, associated with your relocation from the United States. These expenses include packing, crating, unpacking, wardrobe service, insurance, surface shipping, storage in transit, delivery and all expenses involving customs clearance of normal household goods and personal effects.

3.12	Shanghai Transportation.

MSC will enter into a contract with an auto leasing company and pay the fees directly associated with the lease, including the assignment of a driver to you. Under this paragraph, the total expense MSC will assume will not exceed $45,000.00 [U.S.] per year.

MSC will not pay or reimburse for shipping any auto (or other vehicle) to or from an international assignment.

3.13	Visas and Passports.

All costs involving the securing of required visas, passports, work permits and other related documents for you and your accompanying spouse will be paid or reimbursed by the MSC, excluding any payments made by General Motors on behalf of your spouse for the items listed within this provision.

3.14	Home Leave.

Following the establishment of your residence in Shanghai, your spouse is eligible for two (2) complete round trips per 12-month period to the United States. Under this provision, MSC will not allow the carryover of any unused home leave trips. You are expected to coordinate your travel with business trips when joining your spouse for her “home leave” travel. Reimbursement will follow the MSC travel policy in effect at the time of travel.

3.17	Emergency Travel.

In the event of a serious illness or death of a member of your or your spouse’s immediate family (mother, father, brother, sister, or child), MSC will reimburse round-trip airfare for you and your spouse to an appropriate location. Reimbursement will follow the MSC travel policy in effect at the time of travel. Serious illness is defined as one of an immediate life threatening nature, wherein the immediate family member’s condition likely will result in death, without chance of recovery.

4.	Work Schedule.

You agree that you will observe the work schedule and holidays in effect in Shanghai. You will not normally be entitled to overtime pay should the responsibilities of your position require that you work beyond this schedule. While on assignment, you will continue to receive vacation benefits in accordance with the MSC policy.

5.	Business Conduct.

You are expected to comply with the United States Foreign Corrupt Practices Act, and with local law applicable to government payments. Except as permitted under the express written policies of Material Sciences Corporation, you shall not, directly or indirectly, pay, give or offer anything of value to any foreign government officer, employee or representative, or to any foreign political party or candidate for or incumbent in any foreign political office, for any personal or business reasons, including in order to assist in obtaining, retaining or directing business. In addition, you agree to obey all countries’ laws and regulations and respect lawful customs. Further, it is understood that in accepting this assignment, you agree that you will not engage in any employment or business enterprises that would in any way conflict with your service with, and interest of, Material Sciences Corporation or Material Sciences (Shanghai) Trading Co., Ltd.

You agree to avail yourself of training related to the United States Foreign Corrupt Practices Act with the law firm MSC engages as general council as soon as practical following signature of this Agreement.

6.	Miscellaneous Provisions: (Training to be reimbursed on MSC expense reports.)

6.1	Cross Cultural training to be defined and provided for Murphy and his spouse.

6.2	Language training to be defined and provided for Murphy and his spouse.

6.3	Any required inoculations or physical exams will be provided to Murphy and his spouse.

6.4	MSC will provide coverage to Murphy and his spouse in the SOS Medical Program.

6.5	MSC will provide Murphy and his spouse with a personal liability insurance policy as recommended by MSC’s insurance broker.

6.6	MSC will provide personal property insurance coverage to Murphy while he is covered under this Agreement.

6.7	MSC will provide to Murphy and/or his spouse medical emergency evacuation to the United States, when in the opinion of a competent medical authority such evacuation is deemed appropriate.

7.	Repatriation.

Once your international assignment has been successfully completed, you are entitled to repatriation benefits for yourself and accompanying dependents under the same guidelines set forth under paragraph 3.11 and storage of those goods in the U.S. for up to 60 days. In addition, you will receive a disturbance allowance equal to one month’s base salary, net of taxes and other required withholding.

8.	Severance Pay.

Provisions for severance pay are provided under a “Change in Control” (“CIC”) agreement entered into between yourself and MSC and dated April 24, 2008.

In addition to the provisions found under the CIC agreement, if MSC terminates your employment not for “Cause”, while on international assignment, and you return to the United States within 30 days, MSC will assume the cost of one-way direct air travel expenses for you and your accompanying family members under the same guidelines set forth under paragraph 3.9, transportation of household goods to an appropriate U.S. location under the same guidelines set forth in paragraph 3.11 and storage of those goods for up to 60 days. In addition, you will receive a disturbance allowance of one month’s base salary, net of taxes and other required withholding. In no instance, however, will this disturbance allowance exceed the equivalent of $20,000.00 [U.S.] net of taxes and other required withholding.

There is no assistance on relocation, including a disturbance allowance, in the event you i) voluntarily terminate your employment due to acceptance of a position with another employer or ii) are terminated for “Cause” in which event all benefits under this Agreement immediately cease.

The definition of “Cause” under this provision is that definition as found within your CIC.

9.	Termination/Severance Payments.

Should termination or severance payments become payable upon your transfer to another location or upon termination of your employment with MSC, you agree to forfeit your rights in writing to all such payments under this Agreement or, if you receive such payments, you will immediately return them to MSC. In the event the waiver of such payments is unenforceable under local law, you agree to fully offset the value of such payments due to you from other plans or benefits under which you may be eligible.

You hereby consent to the offset by MSC of amounts you may owe MSC hereunder (i.e., home theoretical tax and/or Tax Equalization Settlement) against sums owed to you by MSC (i.e., salary, bonus, termination payments and other benefits).

10.	Severability.

The provisions of this Agreement are severable. If any provision is found by any court of competent jurisdiction to be unreasonable and invalid, that determination shall not affect the enforceability of the other provisions.

11.	Governing Law.

This Agreement shall be construed in accordance with and governed by the laws of the State of Illinois, without regard to the choice of law principles thereof. Any suit, action or other legal proceeding arising out of or relating to this Agreement shall be brought exclusively in the federal or state courts located in the State of Illinois. You agree to submit to personal jurisdiction in the foregoing courts and to venue in those courts. You further agree to waive all legal challenges and defenses to the propriety of a forum in China, and to the application of China law therein.

12.	Third Party Beneficiary.

Each affiliate of the MSC is a third party beneficiary of this Agreement and each of them has the full right and power to enforce rights, interests and obligations under this Agreement without limitation or other restriction.

13.	No Waiver.

No failure or delay by any party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or particular exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy.

Without limiting the foregoing, no waiver by any party of any breach of any provision of this Agreement shall be deemed to be a waiver of any subsequent breach of that or any other provision of this Agreement.

14.	Withholding and Deductions.

All amounts paid pursuant to this Agreement shall be subject to deductions and withholding for taxes (national, local, foreign or otherwise) to the extent agreed to by you or required by applicable law.

15.	Entire Agreement.

This Agreement constitutes the entire agreement of the parties with respect to subject matter hereof and all prior negotiations or representations are merged herein. This Agreement supersedes any prior employment, compensation or assignment agreement, whether written, oral or implied in law or implied in fact between Murphy and MSC or its affiliates.

If you are in agreement with the conditions of this Agreement, please sign one copy of this Agreement confirming your agreement of the conditions outlined in this Agreement and return it to my attention.

SIGNED AND AGREED:

Employee:

/S/ MATTHEW M. MURPHY	6/12/08
Matthew M. Murphy Vice President – China Sales & Marketing	Date

MATERIAL SCIENCES CORPORATION:

/S/ CLIFFORD D. NASTAS	6/12/08
Clifford D. Nastas Chief Executive Officer Material Sciences Corporation	Date